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[Letterhead of KPMG appears here]
                                                                    EXHIBIT 99.3
                         Independent Accountants' Report

Board of Directors
Bank One, N.A.:

We have examined management's assertion, included in the accompanying Assertion, by Bank One, N.A. that Bank One, N.A. (the "Servicer") complied with the covenants and conditions of Sections 3.8, 3.9, 3.10, 3.11, 4.1, 4.2, 4.5, 4.6,
and 4.7 of the Banc One Auto Grantor Trust 1997-B Pooling and Servicing Agreement (the "Agreement"), dated December 1, 1997 and between the Servicer and The Bankers Trust Company (as Trustee for the various Certificate holders and Enhancement Providers), as of and for the year ended December 31, 2001. Management is responsible for the Servicer's compliance with the Agreement. Our responsibility is to express an opinion on management's assertion, insofar as it relates to the aforementioned covenants and conditions, based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Servicer's compliance with the covenants and conditions specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that Bank One, N.A. complied with the aforementioned covenants and conditions of the Agreement, during the year ended December 31, 2001, is fairly stated, in all material respects.

/s/ KPMG LLP

Columbus, Ohio
March 1, 2002

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                           Assertion by Bank One, N.A.

Bank One, N.A. services the motor vehicle retail installment sale contracts for the Banc One Auto Grantor Trust 1997-B. As of and for the year ended December 31, 2001, Bank One, N.A. complied in all material respects with the covenants and conditions set forth in Sections 3.8, 3.9, 3.10, 3.11, 4.1, 4.2, 4.5, 4.6, and 4.7 of the Banc One Auto Grantor Trust 1997-B Pooling and Servicing Agreement dated December 1, 1997 and between Bank One, N.A. and the Bankers Trust Company (as Trustee for the various Certificate holders and Enhancement Providers).

/s/ Tracie H. Klein                     /s/ James K. Kendrick
----------------------------            -----------------------------
    Tracie H. Klein                         James K. Kendrick
    Vice President                          Retail Controller and
    Bank One, N.A.                          Sr. Vice President
                                            Bank One, N.A.